                                                                Exhibit 3.3
                           FIRST AMENDED AND RESTATED
                           CERTIFICATE OF DESIGNATIONS
                        OF RIGHTS AND PREFERENCES OF THE
                      SERIES C CONVERTIBLE PREFERRED STOCK
                                       OF
                         TITAN MOTORCYCLE CO. OF AMERICA


         Pursuant to the authority expressly granted and vested in the Board of Directors (the "BOARD OF DIRECTORS" or the "BOARD") of TITAN MOTORCYCLE CO. OF AMERICA (the "COMPANY") by Section 78.1955 of the General Corporation Law of the State of Nevada (the "CORPORATION LAW") and the provisions of the Company's Restated Articles of Incorporation, as amended, the Board of Directors adopted the following resolution amending and restating the designations, powers, preferences and rights of its Series C Convertible Preferred Stock (the "CERTIFICATE OF DESIGNATIONS") on August 4, 2000:

                  RESOLVED: That the designations, powers, preferences and rights of the Series C Convertible Preferred Stock be, and they hereby are, amended and restated as set forth below:


                           I. DESIGNATION AND AMOUNT

         The designation of this series, which consists of 1,300 shares of Preferred Stock, par value $.001 per share, is the Series C Convertible Preferred Stock (the "SERIES C CONVERTIBLE PREFERRED STOCK").

                            II. CERTAIN DEFINITIONS

         For purposes of this Certificate of Designation, the following terms shall have the following meanings:

         A. "AFFILIATE" means, with respect to a specific Person referred to in the relevant provision, another Person who or which controls or is controlled by or is under common control with such specified Person.

         B. "BUY-IN ADJUSTMENT AMOUNT" means the amount equal to the excess, if any, of (i) the Converting Holder's total purchase price (including brokerage commissions, if any) for the Covering Shares (as defined in Article IV Paragraph B(6)) over (ii) the net proceeds (after brokerage commissions, if any) received by the Converting Holder from the sale of the Sold Shares. By way of illustration and not in limitation of the foregoing, if the Converting Holder (as defined in Article IV Paragraph B(6)) purchases shares of Common Stock having a total purchase price

(including brokerage commissions) of $11,000 to cover a Buy-In (as defined in Article IV Paragraph B(6)) with respect to shares of Common Stock it sold for net proceeds of $10,000, the Buy-In Adjustment Amount which the Company will be required to pay to the Converting Holder will be $1,000.

         C. "CAP REGULATIONS" has the meaning ascribed to it in Paragraph E(1) of Article IV hereof.

         D. "CLOSING BID PRICE" means the closing bid price of the Common Stock (in U.S. Dollars) on the Principal Trading Market as reported by the Reporting Service. If the Closing Bid Price cannot be calculated for such security on the relevant date on the foregoing basis, the Closing Bid Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Holders of a majority of the then outstanding shares of Series C Convertible Preferred Stock and reasonably acceptable to the Company, with the costs of such appraisal to be borne by the Company. The manner of determining the Closing Bid Price of the Common Stock set forth in the foregoing definition shall apply with respect to any other security in respect of which a determination as to closing bid price must be made hereunder.

         E. "CLOSING DATE" and "INITIAL CLOSING DATE" have the meanings ascribed to them in the Securities Purchase Agreement.

         F. "COMMON STOCK" means the Company's common stock, par value $.001 per share.

         G. "CONVERSION DATE" has the meaning ascribed to it in the Securities Purchase Agreement.

         H. "CONVERSION PRICE" means, with respect to any relevant date, the lower of (i) the Initial Conversion Price or (ii) the Variable Conversion Price, each of which amounts shall be subject to adjustment as provided herein.

         I. "EFFECTIVE DATE" means the date the relevant Registration Statement for the shares of Common Stock issuable on conversion of the Series C Convertible Preferred Stock and the exercise of the Warrants is declared effective by the Securities and Exchange Commission.

         J. "HOLDER" means a person or entity holding shares of the Series C Convertible Preferred Stock or Warrants, as the case may, unless the context otherwise requires.

         K. "INITIAL CONVERSION PRICE" means the amount equal to seventy percent (70%) of the average of the Closing Bid Price for the five (5) trading days ending on August 4, 2000.

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         L.  "JUNIOR SECURITIES" means (i) any class or series of capital stock of the Company authorized prior to the filing of this Certificate of Designations that, by its terms, ranks junior to the Series C Convertible Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, (ii) until the Effective Date, each of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock, which by virtue of the written consent of their respective shareholders, ranks junior to the Series C Convertible Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, until such Effective Date, and
(iii) all classes or series of capital stock of the Company authorized after the filing of this Certificate of Designations, unless consented to as provided herein in each instance, each of which shall rank junior to the Series C Convertible Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

         M. "LIQUIDATION PREFERENCE" means, with respect to a share of Series C Convertible Preferred Stock, an amount equal to the Stated Value thereof, plus the accrued and unpaid dividends thereon through the date of final distribution.

         N. "MARKET PRICE," as of any date, means the average of the Closing Bid Price (in U.S. Dollars) for the lowest five (5) trading days (which need not be consecutive) during the twenty-two (22) consecutive trading days ending on the trading day immediately preceding the relevant date (subject to equitable adjustment for any stock splits, stock dividends, reclassifications or similar events during such 22 trading day period). If market value cannot be calculated as of such date on the foregoing basis, the Market Price shall be the fair market value as reasonably determined by an investment banking firm selected by the Holders of a majority of the then outstanding shares of Series C Convertible Preferred Stock and reasonably acceptable to the Company, with the costs of the appraisal to be borne by the Company. The manner of determining the Market Price of the Common Stock set forth in the foregoing definition shall apply with respect to any other security in respect of which a determination as to market value must be made hereunder.

         O.  "MEETING DATE" means November 13, 2000.

         P. "PARI PASSU SECURITIES" means any class or series of capital stock of the Company hereafter created specifically ranking, by its terms, on parity with the Series C Convertible Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

         Q. "PERSON" means any living person or any entity, such as, but not necessarily limited to, a corporation, partnership or trust.

         R. "PRINCIPAL TRADING MARKET" means The Nasdaq SmallCap Market, or if the Common Stock is no longer listed on that market, the principal securities exchange or trading market on which the Common Stock is listed or traded, including the OTCBB or the pink sheets.

         S. "REGISTRATION RIGHTS AGREEMENT" has the meaning ascribed to it in the Securities Purchase Agreement.

         T. "REGISTRATION STATEMENT" means the Registration Statement(s) to be filed by the Company pursuant to the Registration Rights Agreement for the resale of, among other shares, the Common Stock issuable upon conversion of the Series C Convertible Preferred Stock and exercise of the Warrants and any amendments thereto.

         U. "REPORTING SERVICE" means Bloomberg LP or if that service is not then reporting the relevant information regarding the Common Stock, a comparable reporting service of national reputation selected by the Holders of the Series C Convertible Preferred Stock and reasonably acceptable to the Company.

         V. "SECURITIES" means the shares of Series C Convertible Preferred Stock or the Common Stock of the Company into which such shares are converted or convertible, as contemplated hereby.

         W. "SECURITIES PURCHASE AGREEMENT" means that certain Securities Purchase Agreement, dated June 20, 2000, as amended on or about the date of the filing of the First Amended and Restated Certificate of Designations, to which the Company and the party or parties to whom shares of Series C Convertible Preferred Stock are issued are parties.

         X. "SENIOR SECURITIES" means each class or series of capital stock of the Company (including, but not necessarily limited to, the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock) authorized prior to the original filing of this Certificate of Designations (but only after the Effective Date) that, by its terms, except as otherwise agreed to by the holders of such class or series, is senior to the Series C Convertible Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary; provided, however, that the holders of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock have agreed in writing that, as to the Series C Convertible Preferred Stock, until the Effective Date, each such series constitutes Junior Securities and not Senior Securities.

         Y. "STATED VALUE" for the Series C Convertible Preferred Stock shall be $1,000.00 per share.

         Z. "TRANSACTION AGREEMENTS" has the meaning ascribed to it in the Securities Purchase Agreement and includes all ancillary documents entered into between the parties to those agreements.

         AA. "VARIABLE CONVERSION PRICE" means the amount equal to seventy percent (70% ) of the Market Price as of the relevant Conversion Date.

         BB. "WARRANTS" means the Warrants to Purchase Common Stock issued to the initial Holders of the Series C Convertible Preferred Stock on a Closing Date or any replacements thereof.

                                 III. DIVIDENDS

         A. GENERALLY. The Holders of the Series C Convertible Preferred Stock shall be entitled to receive a 12% per annum dividend payable on the date (the "DIVIDEND PAYMENT DATE") which is the earlier of (i) the first business day after the last calendar day of March, June, September and December of each calendar year or (ii) a Conversion Date. The dividend shall accrue on a daily basis and shall be payable in cash or in Common Stock at the Company's option. Such dividends shall be payable in preference to dividends on any Common Stock or stock of any class ranking, as to dividend rights, junior to the Series C Convertible Preferred Stock, and shall be junior as to payment of dividends to the Senior Securities. Dividends shall be fully cumulative and shall accrue (whether or not declared and whether or not there shall be funds legally available for the payment of dividends) daily (based on a 365-day year) , without interest, and shall be payable on the Dividend Payment Date unless such payment would be in violation of the Corporation Law.

         B. DIVIDENDS PAID IN COMMON STOCK. If paid in Common Stock, the number of shares of Common Stock to be received shall be determined by dividing the dollar amount of the dividend by the Conversion Price on the Dividend Payment Date. If the dividend is to be paid in Common Stock, the Common Stock shall be delivered to the Holder, or per Holder's instructions, (i) if being issued in connection with a conversion, at the same time the Conversion Certificates pursuant to Paragraph B(1) of Article IV of this Certificate of Designations are to be delivered, and (ii) with respect to all other instances, within five (5) business days after the Dividend Payment Date (such fifth business date, a "DELIVERY DATE"). The certificates representing the dividends so paid are referred to as "CONVERSION CERTIFICATES."

         C. DIVIDENDS PAID IN CASH. If the dividend is to be paid in cash, the Company shall make such payment on the Dividend Payment Date. If the dividend is not paid on the Dividend Payment Date, the dividend must be paid in Common Stock in accordance with the provisions of this Certificate of Designations, unless the Holder consents otherwise in each specific instance.

                                 IV. CONVERSION

         A. CONVERSION AT THE OPTION OF THE HOLDER. Subject to the limitations on conversions contained in Paragraph E of this Article IV, each Holder of shares of Series C Convertible Preferred Stock may, at any time and from time to time convert (an "OPTIONAL CONVERSION") each of its shares of Series C Convertible Preferred Stock into a number of fully paid and nonassessable shares of Common Stock determined in accordance with the following formula:

                     STATED VALUE OF SHARES TO BE CONVERTED
                     --------------------------------------
                                CONVERSION PRICE

         B. MECHANICS OF CONVERSION. To effect a conversion of shares of the Series C Convertible Preferred Stock, the Holder must deliver or fax a Notice of Conversion in the form attached hereto as Exhibit A ("NOTICE OF CONVERSION") to the Company (to the attention of the President, with copies to the Chief Financial Officer of the Company, the Company's transfer agent and the Company's counsel, all as identified by notice given by the Company to the Holder from time to time) as provided in this Paragraph. The Notice of Conversion shall be executed by the Holder of one or more shares of Series C Convertible Preferred Stock and shall evidence such Holder's intention to convert all or a portion of such shares. The date of conversion (the "CONVERSION DATE") shall be deemed to be the date on which the Holder faxes or otherwise delivers a Notice of Conversion to the Company, provided that the Holder must deliver to the Company the certificate or certificates representing the shares being converted (the "CONVERTED SHARES") no later than five (5) business days thereafter.

              1. DELIVERY OF COMMON STOCK UPON CONVERSION. Certificates representing the Common Stock issuable on conversion of the Series C Convertible Preferred Stock (the "CONVERSION CERTIFICATES") will be delivered to the Converting Holder at the address specified in the Notice of Conversion (which may be the Converting Holder's address for notices as contemplated by the Securities Purchase Agreement or a different address), via express courier, by electronic transfer or otherwise, within five (5) business days (such fifth business day, a "DELIVERY DATE") after the later of (i) the date on which the Notice of Conversion is delivered to the Company as contemplated in this Paragraph, or (ii) the date on which the Converted Shares are delivered to the Company.

              2. TAXES. The Company shall pay any and all taxes which may be imposed upon the Company with respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Series C Convertible Preferred Stock other than transfer taxes due upon conversion, if such Holder has transferred to another party the Series C Convertible Preferred Stock or the right to receive Common Stock upon the Holder's conversion thereof or any or income taxes due on the part of the Holder. The Company shall have the right to withhold any taxes as required by the United States federal or state tax laws.

              3. NO FRACTIONAL SHARES. If any conversion of Series C Convertible Preferred Stock would result in the issuance of a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion of the Series C Convertible Preferred Stock shall be rounded up or down to the nearest whole share, it being understood that .5 of one share shall be rounded up to the next highest share.

              4. CONVERSION DISPUTES. In the case of any dispute with respect to a conversion, the Company shall promptly issue such number of shares of Common Stock as are not disputed in accordance with Paragraph A of
         Article IV above. If such dispute involves the calculation of the Conversion Price, the Company shall first discuss such discrepancy with the Converting Holder. If the Company and the Converting Holder are unable to agree upon the Conversion Price calculation, the Company shall promptly submit the disputed calculations to independent auditors, which shall be one of the top six nationally recognized accounting firms selected by the Holder (unless the Holders and the Company mutually agree to a different firm). The auditors, at the expense of the party or parties in error (as determined by the auditors), shall audit the calculations and notify the Company and the Holder of the results within five (5) business days following the date it receives the disputed calculations. The auditor's calculation shall be deemed conclusive, absent manifest error. The Company shall then issue the appropriate number of shares of Common Stock in accordance with Paragraph A of Article IV above.

              5. CERTAIN DEFAULTS. In the event the Company breaches the provisions of Section 4(g) of the Securities Purchase Agreement, either
         (i) the Conversion Price shall be amended to be equal to (x) 90% of (y) the amount determined in accordance with the provisions of this Certificate of Designations and the Transaction Agreements without regard to this provision or (ii) the Company shall be required to pay the Redemption Amount (as defined in Article VI Paragraph B) as contemplated by Article VI hereof.

              6. DELAY IN DELIVERING CONVERSION CERTIFICATES. The Company understands that a delay in the delivery of the Conversion Certificates beyond the Delivery Date could result in economic loss to a Holder. As compensation to a Holder for such loss, the Company agrees that the Conversion Price will be adjusted to equal seventy-nine percent (79%) of the Conversion Price applicable immediately before the application of this provision, and the Company will then be obligated to issue Conversion Certificates based on the Conversion Price as so adjusted. In addition, and not in lieu of the foregoing, the Company agrees, if there is a further delay in the delivery of the Conversion Certificates (as adjusted in accordance with this provision) so that such Conversion Certificates are not received within five (5) business days after the Delivery Date, either (i) to pay the Redemption Amount as provided in
         Article VI hereof or (ii) to pay late payments to such Holder for late delivery of Conversion Certificates in accordance with the following schedule (where "No. Business Days Late" is defined as the number of business days beyond five (5) business days after the Delivery Date):

--------------------------------------------------------------------------------------------------------------------
                      No. Business Days Late                        Late Payment For Each $10,000 of
                                                                Liquidation Preference or Dividend Amount
                                                                             Being Converted
--------------------------------------------------------------------------------------------------------------------
                    1                                          $100
--------------------------------------------------------------------------------------------------------------------
                    2                                          $200
--------------------------------------------------------------------------------------------------------------------
                    3                                          $300
--------------------------------------------------------------------------------------------------------------------
                    4                                          $400
--------------------------------------------------------------------------------------------------------------------
                    5                                          $500
--------------------------------------------------------------------------------------------------------------------
                    6                                          $600
--------------------------------------------------------------------------------------------------------------------
                    7                                          $700
--------------------------------------------------------------------------------------------------------------------
                    8                                          $800
--------------------------------------------------------------------------------------------------------------------

                    9                                          $900
--------------------------------------------------------------------------------------------------------------------
                    10                                         $1,000
--------------------------------------------------------------------------------------------------------------------
                    >10                                        $1,000 +$200 for each Business Day Late
                                                                             beyond 10 days
--------------------------------------------------------------------------------------------------------------------

         The Company shall pay any payments incurred under this Paragraph in immediately available funds upon demand. For purposes of this Paragraph B(5) of Article IV, in connection with a Mandatory Conversion (as defined below), the term "Delivery Date" shall refer to the earlier of
         (i) the Delivery Date determined in relation to a Notice of Conversion actually submitted by the Holder to the Company or (ii) the fifth business date after written notice from the Holder that the delivery of shares to the Holder in connection with a Mandatory Conversion has not been accomplished. The Company shall pay any payments incurred under this Paragraph in immediately available funds upon demand. Nothing herein shall limit the Holder's right to pursue actual damages for the Company's failure to issue and deliver the Conversion Certificates to the Holder. Furthermore, in addition to any other remedies which may be available to a Holder, in the event that the Company fails for any reason to effect delivery of such Conversion Certificates within five
         (5) business days after the Delivery Date, the Converting Holder will be entitled to revoke the relevant Notice of Conversion by delivering a notice to such effect to the Company whereupon the Company and the Converting Holder shall each be restored to their respective positions immediately prior to delivery of such Notice of Conversion; provided, however, that any payments contemplated by this Paragraph B(6) which have accrued through the date of such revocation notice shall remain due and owing to the Converting Holder notwithstanding such revocation.

              7. BUY-IN. If, by the relevant Delivery Date, the Company fails for any reason to deliver the Conversion Certificates and after such Delivery Date, the Holder of the Series C Convertible Preferred Stock being converted (a "CONVERTING HOLDER") purchases, in an arm's-length open market transaction or otherwise, shares of Common Stock (the "COVERING SHARES") in order to make delivery in satisfaction of a sale of Common Stock by the Converting Holder (the "SOLD SHARES"), which delivery such Converting Holder anticipated to make using the shares to be issued upon such conversion (a "BUY-IN"), the Converting Holder shall have the right to require the Company to pay to the Converting Holder, in addition to and not in lieu of the amounts due under Paragraph B(5) of Article IV hereof (and in addition to all other amounts contemplated in other provisions of the Transaction Agreements, and not in lieu of any such other amounts), the Buy-In Adjustment Amount. The Company shall pay the Buy-In Adjustment Amount to the Converting Holder in immediately available funds immediately upon demand by the Converting Holder.

              8. DWAC CERTIFICATE DELIVERY. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Company's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, upon request of a Converting Holder and his/her compliance with the provisions contained in this paragraph, so long as the certificates therefor do not bear a legend and the Converting Holder thereof is not obligated to return such certificate for the placement of a legend thereon, the Company shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Converting Holder by crediting the account of Converting Holder's prime broker with DTC through its Deposit Withdrawal Agent Commission system.

              9.  CONVERSION OBLIGATIONS AND DEFAULT.

         a. Until such time as a court of competent jurisdiction shall have issued a binding injunction (which injunction was not sought by the Company or any of its Affiliates) prohibiting the Company from issuing shares of Common Stock to the Holder on the conversion by such Holder of shares of the Series C Convertible Preferred Stock or to the Holder of a Warrant on the exercise by such Holder of the rights thereunder, the Company will timely honor all such conversions and exercises effected by the Holder in accordance with the terms of this Certificate of Designations or the Warrant, as the case may be, and the Securities Purchase Agreement, subject only, with respect to conversions of the Series C Convertible Preferred Stock, to the limitations as to manner of exercise provided herein and to the provisions of Paragraphs E(1) and (2) of this Article IV and with respect to exercises of the Warrant, to the provisions of Section 2.2 thereof. In furtherance of the foregoing, and not in limitation thereof, if at any time, a Holder shall elect to convert a share of the Series C Convertible Preferred Stock or to exercise any portion of the Warrants, the Company may not refuse to effect such conversion or exercise based on any claim that the Holder (or anyone associated with the Holder) has been engaged in any violation of law or otherwise, unless a binding injunction for a court of competent jurisdiction, issued on notice to the Holder of the hearing with respect to the issuance of such injunction, restraining or enjoining conversion of all of the shares of Series C Convertible Preferred Stock or to exercise any portion of the Warrants, the Company may not refuse to effect such conversion or exercise based on any claim that the Holder (or anyone associated with the Holder) has been engaged in any violation of law or otherwise, unless a binding injunction for a court of competent jurisdiction, issued on notice to the Holder of the hearing with respect to the issuance of such injunction, restraining or enjoining conversion of all of the shares of Series C Convertible Preferred Stock or the exercise of all Warrants shall have been sought and obtained and the Company shall have posted a bond in favor of the Holder in the amount of one hundred thirty percent (130%) of the Stated Value of the shares of Series C Convertible Preferred Stock held by such Holder or the market value of the Common Stock subject to exercise of the Warrants held by such Holder which are subject to such injunction. The bond referred to in the immediately preceding sentence shall remain in effect at least until thirty (30) days after the completion of the proceedings relating to the dispute between the Holder and the Company with respect to such conversion or right to effectuate conversions. The proceeds of such bond shall be payable to the Holder to offset any amounts owed to the Holder as reflected in any judgment obtained by the Holder in its favor in connection with such dispute.

         b. If, at any time:

                  (I) the Company challenges, disputes or denies the right of a Holder of Series C Convertible Preferred Stock to effect a conversion of the Series C Convertible Preferred Stock Preferred Stock into Common Stock or otherwise dishonors or rejects any Notice of Conversion delivered in accordance with the terms of the Securities Purchase Agreement or this Certificate of Designations (subject to the provisions of Paragraph B(4) of this Article IV with respect to certain disputes relating to calculations of the number of shares to be issued and subject to the provisions of Paragraph E of this
                  Article VI with respect to certain Limitations on Conversions) or any exercise of any Warrant in accordance with its terms ("WARRANT EXERCISE"), or

                  (II) any third party who is not and has never been an Affiliate of such Holder commences any lawsuit or proceeding or otherwise asserts any claim before any court or public or governmental authority, which lawsuit, proceeding or claim seeks to challenge, deny, enjoin, limit, modify, delay or dispute the right of such Holder to effect the conversion of the Series C Convertible Preferred Stock into Common Stock, and the Company refuses to honor any such Notice of Conversion or Warrant Exercise, then such Holder shall have the right, by written notice to the Company, to require the Company to redeem each share of Series C Convertible Preferred Stock for which a Notice of Conversion has been refused pursuant to Paragraphs B(8)(a) or (b) above for cash, at an amount per share equal to the Redemption Amount, pursuant to the provisions of Article VI hereof.

                  10. CONVERSION IN BANKRUPTCY. The Holder of any Series C Convertible Preferred Stock shall be entitled to exercise its conversion privilege with respect to the Series C Convertible Preferred Stock notwithstanding the commencement of any case under 11 U.S.C.
         Section 101 et seq. (the "BANKRUPTCY CODE"). In the event the Company is a debtor under the Bankruptcy Code, the Company hereby waives, to the fullest extent permitted, any rights to relief it may have under 11 U.S.C. Section 362 in respect of such Holder's conversion privilege. The Company agrees, without cost or expense to such Holder, to take or to consent to any and all action necessary to effectuate relief under 11 U.S.C. Section 362.

                  C.  INTENTIONALLY OMITTED.

                  D. MANDATORY CONVERSION. Subject to the terms of this Section D, the Company, at its option, may force the conversion of any or all of the then outstanding shares of Series C Convertible Preferred Stock by written notice of such conversion (a "MANDATORY CONVERSION NOTICE") sent to each of the Holders of the Series C Convertible Preferred Stock (a "MANDATORY CONVERSION"). The

Company may issue a Mandatory Conversion Notice if, and only if, all of the following requirements are met:

              1. REGISTRATION STATEMENT AVAILABLE. The Registration Statement must be effective and available for the resale of all of the shares of Common Stock issuable upon the proposed Mandatory Conversion.

              2. BREACH OF REPRESENTATIONS AND WARRANTIES. The Company shall not have materially breached any of its agreements or representations contained in the Transaction Agreements.

              3. REQUIRED COMMON STOCK MARKET PRICE. The closing bid price of the Common Stock for each of the twenty (20) consecutive trading days ending on the trading day immediately before the Company issues a Mandatory Conversion Notice (such twenty trading days, the "MANDATORY PERIOD") shall be at least $1.90 (adjusted to take into account any stock split effected after the Initial Closing Date).

              4. REQUIRED COMMON STOCK VOLUME. The average trading volume of the Common Stock during the Mandatory Period shall be at least 50,000 shares per trading day (adjusted to take into account any stock split effected after the Closing Date, except that with respect to a reverse stock split, the adjustment shall not be greater than a ratio of 1:4).

              5. CONVERSION LIMITATION. Such Mandatory Conversion (including any accrued dividends being paid by the issuance of Common Stock as contemplated by this Certificate of Designations) shall not be inconsistent with the provisions of the immediately following Section E, which shall apply to Mandatory Conversions.

If a Mandatory Conversion Notice is timely and properly given, the shares of Series C Convertible Preferred Stock indicated in such notice shall be deemed converted, without further action of the Holder, as of the date the Mandatory Conversion Notice is so given. In such event, the fifth business day after the date the Mandatory Conversion Notice is so given shall be deemed to be the relevant "DELIVERY DATE" with respect to the Mandatory Conversion.

         E. LIMITATIONS ON CONVERSIONS. The conversion of shares of Series C Convertible Preferred Stock shall be subject to the following limitations (each of which limitations shall be applied independently):

              1. CAP REGULATIONS. Without shareholder approval, the Company may not issue shares of Common Stock in excess of (i) the number of authorized shares, or (ii) the number of shares that may be issued in compliance with the applicable rules and regulations of its Principal Trading Market, including, but not necessarily limited to, Nasdaq Rule 4310(c)(25)(H)(i) or Rule 4460(i)(1), as may be applicable, which would limit the issuance of Common Stock on conversion of the Series C Convertible Preferred Stock and certain other interests held by the Holders to 19.99% of the number of outstanding shares of Common Stock on the Initial Closing Date (the limitations referred to in clauses (i) and (ii) of this Paragraph E(1), collectively, the "CAP REGULATIONS"). Without limiting the other provisions of the Securities Purchase Agreement or this Certificate of Designations, (i) the Company will take all steps reasonably necessary to be in a position to issue shares of Common Stock on conversion of the Series C Convertible Preferred Stock without violating the Cap Regulations. If at any time after the Meeting Date, the then authorized shares or the maximum number of shares of Common Stock that may be issued upon conversion of all of the then outstanding Series C Convertible Preferred Stock pursuant to the Cap Regulations (the "CAP AMOUNT") is less than the number of shares of Common Stock which would then be otherwise potentially issuable upon conversion of all of the then outstanding shares of Series C Convertible Preferred Stock without regard to such Cap Regulations (a "TRADING MARKET TRIGGER EVENT"), the Company shall immediately notify the Holders of Series C Convertible Preferred Stock of such occurrence and shall take immediate action (including, if necessary, seeking the approval of its shareholders to authorize the authorization or issuance of the full number of shares of Common Stock which would be issuable upon the conversion of the then outstanding shares of Series C Convertible Preferred Stock but for the Cap Amount) to effectuate either or both of an increase in the authorized shares of the Company or the elimination of any prohibitions under applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or any of its securities on the Company's ability to authorize or issue shares of Common Stock in excess of the Cap Amount ("TRADING MARKET PROHIBITIONS"). In this event, the Holder of a share of Series C Convertible Preferred Stock which can not be converted as a result of the Cap Regulations, after all such shares of Series C Convertible Preferred Stock that can be converted under the Cap Amount have been converted (each such share which can not be converted for such reason, an "UNCONVERTED SHARE"), shall have the option, exercisable in such Holder's sole and absolute discretion, to elect either of the following remedies:

                   a. If permitted by the Cap Regulations, require the Company to issue shares of Common Stock in accordance with such holder's Notice of Conversion at a conversion purchase price equal to the average of the five (5) lowest Closing Bid Prices (which need not be from consecutive trading days, but subject to certain equitable adjustments to account for certain events, such as stock splits or reverse splits, occurring during such period) during the sixty
              (60) trading days ending on the trading day immediately preceding the date of the Notice of Conversion; or

                   b. Require the Company to redeem each Unconverted Share for cash, at an amount per share equal to the Redemption Amount, pursuant to the provisions of Article VI hereof.

         A Holder of more than one Unconverted Share may elect one of the above remedies with respect to some of such Unconverted Shares and the other remedy with respect to other

         Unconverted Shares. Anything herein to the contrary notwithstanding, the remedy contained in clauses (a) and (b) of this Paragraph E(1) of this Article IV shall not be available to the Holder of such shares until after the Meeting Date. If the Cap Regulations no longer apply to limit the Company's issuance of shares of Common Stock in connection with the Series C Convertible Preferred Stock or the transactions contemplated by the Transaction Agreements or other transactions between the Company and the Holder, the remedies contained in clauses
         (x) and (y) of this Paragraph E(1) of this Article IV shall not be exercisable by such Holder.

              2. NO TEN PERCENT HOLDERS. Notwithstanding any other provision hereof, or any of the Transaction Agreements, in no event (except (i) as specifically provided in this Certificate of Designations as an exception to this provision, (ii) while there is outstanding a tender offer for any or all of the shares of the Company's Common Stock, or
         (iii) at the Holder's option, on at least sixty-five (65) days' advance written notice from the Holder) shall the Holder be entitled to convert any share of Series C Convertible Preferred Stock, or shall the Company have the obligation to convert such share (and the Company shall not have the right to pay dividends on shares of Series C Convertible Preferred Stock in shares of Common Stock or require a Mandatory Conversion), to the extent that, after such conversion or issuance of stock in payment of dividends, the sum of (a) the number of shares of Common Stock beneficially owned by the Holder and its Affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Series C Convertible Preferred Stock or any unexercised portion of the Warrants or any other unexercised right held by the Holder subject to a similar limitation), and (b) the number of shares of Common Stock issuable upon the conversion of the shares of Series C Convertible Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its Affiliates of more than 9.99% of the outstanding shares of Common Stock (after taking into account the shares to be issued to the Holder upon such conversion). For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with
         Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934 ACT"). If the Holder transfers or assigns any shares of the Series C Convertible Preferred Stock to a party who or which would not be considered such an Affiliate, such assignment shall be made subject to the transferee's or assignee's specific agreement to be bound by the provisions of this Paragraph D(2) of Article IV as if such transferee or assignee were the original Holder hereof. Nothing herein shall preclude the Holder from disposing of a sufficient number of other shares of Common Stock beneficially owned by the Holder so as to thereafter permit the continued conversion of the shares of Series C Convertible Preferred Stock.

                   V.  RESERVATION OF SHARES OF COMMON STOCK

         A. RESERVED AMOUNT. Upon the initial issuance of the shares of Series C Convertible Preferred Stock, the Company shall reserve out of the authorized but unissued shares of Common Stock for issuance upon conversion of the Series C Convertible Preferred Stock such number of shares equal to 200% of the number of shares which would be issuable if all of the authorized shares of Series C Convertible Preferred Stock were converted in their entirety on the Initial Closing Date based on the Conversion Price in effect on that date and thereafter the number of authorized but unissued shares of Common Stock so reserved (the "RESERVED AMOUNT") shall not be decreased, but may be increased pursuant to Paragraph B of this Article V, and shall at all times be sufficient to provide for the conversion of the Series C Convertible Preferred Stock outstanding at the then current Conversion Price thereof. The Reserved Amount shall be allocated to the holders of Series C Convertible Preferred Stock as provided in
Article X Paragraph E.

         B. INCREASES TO RESERVED AMOUNT. If the Reserved Amount for any 10 consecutive trading days (the last of such 10 trading days being the "AUTHORIZATION TRIGGER Date") shall be less than 150% of the number of shares of Common Stock issuable upon potential conversion of the then outstanding shares of Series C Convertible Preferred Stock, the Company shall immediately notify the holders of Series C Convertible Preferred Stock of such occurrence and shall take immediate action (including, if necessary, seeking shareholder approval to authorize the issuance of additional shares of Common Stock) to increase the Reserved Amount to 200% of the number of shares of Common Stock then issuable upon conversion of the outstanding Series C Convertible Preferred Stock. In the event the Company fails to so increase the Reserved Amount within 90 days after an Authorization Trigger Date (such event being the "RESERVED AMOUNT TRIGGER EVENT"), each Holder of Series C Convertible Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time after the Reserved Amount Trigger Date, by delivery of a Redemption Notice (as defined in Article VI Paragraph C) to the Company, to require the Company to purchase for cash, at an amount per share equal to the Redemption Amount, a portion of the holder's Series C Convertible Preferred Stock such that, after giving effect to such purchase, the holder's allocated portion of the Reserved Amount equals or exceeds 200% of the total number of shares of Common Stock issuable to such Holder upon conversion of its Series C Convertible Preferred Stock. If the Company fails to redeem any of such shares within five (5) business days after its receipt of such Redemption Notice, then such Holder shall be entitled to the remedies provided in Article VI Paragraph C.

         C. LIMITATIONS ON REDEMPTION RIGHT. Notwithstanding the provisions of Paragraph B of this Article V, the holders of Series C Convertible Preferred Stock shall have no right to require the Company to effect a redemption of their outstanding shares of Series C Convertible Preferred Stock as provided in Paragraph B of this Article V so long as the Company shall have taken immediate action following the applicable Authorization Trigger Date (including, if necessary, seeking stockholder approval to authorize the issuance of additional shares of Common Stock) to increase the Reserved Amount to 200% of the number of shares of Common Stock then issuable upon conversion of the outstanding Series C Convertible Preferred Stock. The Company will be deemed to be using "its commercially reasonable good faith best efforts" to increase the Reserved Amount so long as it solicits stockholder approval to authorize the issuance of additional shares of Common Stock not less than two
(2) times during each twelve month period following the applicable Authorization Trigger Date during which any shares of Series C Convertible Preferred Stock remain outstanding; provided that no such limitation on the redemption rights set out in Paragraph B of this Article V shall be effective if the Company fails to obtain stockholder approval after two (2) attempts.

                                VI.  REDEMPTION

         A. REDEMPTION BY HOLDER. In the event that any of the following occur (individually, a "REDEMPTION EVENT"):

             1. CAP REGULATIONS. The Company's inability or refusal to issue sufficient shares of Common Stock upon conversion of Unconverted Shares in accordance with Paragraph E(1) of Article IV hereof.

             2. CONVERSION DEFAULT. The Company's failure to deliver Conversion Certificates under Paragraph B of Article IV hereof.

then, upon the occurrence of any such Redemption Event, each Holder of shares of Series C Convertible Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time by delivery of a notice requesting the redemption of all or part of such Holder's shares of Series C Convertible Preferred Stock (a "REDEMPTION NOTICE") to the Company while such Redemption Event continues, to require the Company to purchase for cash any or all of the then outstanding shares of Series C Convertible Preferred Stock held by such Holder for an amount per share equal to the Redemption Amount in effect at the time of the redemption hereunder.

         B. DEFINITION OF REDEMPTION AMOUNT. The "REDEMPTION AMOUNT" with respect to a share of Series C Convertible Preferred Stock being redeemed ( a "REDEEMED SHARE") means an amount payable in cash, equal to the one hundred thirty (130%) of the Stated Value of the Redeemed Share plus accrued but unpaid dividends thereon.

         C. REDEMPTION DEFAULTS. If the Company fails to pay any Holder the Redemption Amount with respect to any share of Series C Convertible Preferred Stock within twenty-five (25) business days after its receipt of a Redemption Notice, then the Holder of Series C Convertible Preferred Stock delivering such Redemption Notice shall be entitled to interest on the Redemption Amount at a per annum rate equal to the lower of 15% and the highest interest rate permitted by applicable law from the date on which the Company receives the Redemption Notice until the date of payment of the Redemption Amount hereunder. In the event the Company is not able to redeem all of the shares of Series C Convertible Preferred Stock subject to Redemption Notices delivered prior to the date upon which such redemption is to be effected, the Company shall redeem shares of Series C Convertible Preferred Stock from each Holder pro rata, based on the relative total number of shares of Series C Convertible Preferred Stock outstanding (determine at the time of redemption) included by each such Holder in all Redemption Notices delivered prior to the date upon which such redemption is to be effected.


                          VII.  LIQUIDATION PREFERENCE

         A. LIQUIDATION EVENT. If the Company shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Company shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of 60 consecutive days and, on account of any such event, the Company shall liquidate, dissolve or wind up, or if the Company shall otherwise liquidate, dissolve or wind up, including, but not limited to, the sale or transfer of all or substantially all of the Company's assets in one transaction or in a series of related transactions (a "LIQUIDATION EVENT"), no distribution shall be made to the holders of any shares of capital stock of the Company (other than Senior Securities and Pari Passu Securities) upon liquidation, dissolution or winding up unless prior thereto the holders of shares of Series C Convertible Preferred Stock shall have received the Liquidation Preference with respect to each share. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series C Convertible Preferred Stock and holders of Pari Passu Securities shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Company legally available for distribution to the Series C Convertible Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

         B. EXCLUSIONS. The purchase or redemption by the Company of stock of any class of Senior Securities, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other entity nor the sale or transfer by the Company of less than substantially all of its assets shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company.

                    VIII.  ADJUSTMENTS TO THE CONVERSION PRICE

         A. SALE. The Conversion Price shall be subject to adjustment from time to time as follows: If, for as long as any shares of Series C Convertible Preferred Stock remain outstanding, the Company enters into a merger (other than where the Company is the surviving entity) or consolidation with another corporation or other entity or a sale or transfer of all or substantially all of the assets of the Company to another person (collectively, a "SALE"), the Company will require, in the agreements reflecting such transaction, that the surviving entity expressly assume the obligations of the Company hereunder. Notwithstanding the foregoing, if the Company enters into a Sale and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such Sale, the Company and any such successor, purchaser or transferee will agree that the Series C Convertible Preferred Stock may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation, sale or transfer by a Holder of the number of shares of Common Stock into which then outstanding shares of Series C Convertible Preferred Stock might have been converted immediately before such merger, consolidation, sale or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable. In the event of any such proposed Sale, the Holder hereof shall have the right to either (i) convert all of any of the outstanding Series C Convertible Preferred Stock (without regard to the limits contemplated by Paragraph E(2) of Article IV hereof) by delivering a Notice of Conversion to the Company within 15 days of receipt of notice of such Sale from the Company or
(ii) by delivering a notice to such effect to the Company within fifteen (15) days of receipt of notice of such Sale from the Company, (x) if the surviving entity in the transaction is not a publicly traded entity listed on a Principal Trading Market, demand a redemption of all or any of the outstanding Series C Convertible Preferred Stock for the Redemption Amount by delivering a notice to such effect to the Company within fifteen (15) days of receipt of notice of such Sale from the Company and/or (y) if the surviving entity in the transaction is a publicly traded entity listed on a Principal Trading Market, elect to retain all or any of the outstanding Series C Convertible Preferred Stock, as to which all of the terms hereof, including but not limited to the conversion terms, shall remain in full force and effect. Anything in this Paragraph to the contrary notwithstanding, if the Sale is for cash consideration of at least $5.00 per share (adjusted for capital transactions occurring after the Initial Closing
Date) with or without other consideration (a "Cash Sale"), the Holder shall be deemed to have converted all outstanding shares of Series C Convertible Preferred Stock (and the Company shall be deemed to have elected to pay all accrued but unpaid dividends thereon in Common Stock) immediately before the consummation of such Cash Sale, without regard to any of the limitations contemplated by Paragraph E of Article IV.

         B. SPIN OFF. The Company agrees that for as long as shares of Series C Convertible Preferred Stock remain outstanding, the Company will not, without the consent of the Holder, spin off or otherwise divest itself of a part of its business or operations or dispose all or of a part of its assets in a transaction (the "SPIN OFF") in which the Company does not receive just compensation for such business, operations or assets, but causes securities of another entity (the "SPIN OFF SECURITIES") to be issued to security holders of the Company. If, for any reason, prior to the

Conversion Date or the date of payment of the Redemption Amount hereunder, the Company, with the consent of the Holder, consummates a Spin Off, then the Company shall cause (i) to be reserved Spin Off Securities equal to the number thereof which would have been issued to the Holder had all of the holder's shares of Series C Convertible Preferred Stock outstanding on the record date (the "RECORD DATE") for determining the amount and number of Spin Off Securities to be issued to security holders of the Company (the "OUTSTANDING SERIES C CONVERTIBLE PREFERRED STOCK") been converted as of the close of business on the trading day immediately before the Record Date (the "RESERVED SPIN OFF SHARES"), and (ii) to be issued to the Holder on the conversion of all or any of the Outstanding Series C Convertible Preferred Stock, such amount of the Reserved Spin Off Shares equal to (x) the Reserved Spin Off Shares multiplied by (y) a fraction, of which (a) the numerator is the principal amount of the Outstanding Series C Convertible Preferred Stock then being converted, and (b) the denominator is the principal amount of the Outstanding Series C Convertible Preferred Stock.

         C. STOCK SPLITS, ETC. If, at any time while any shares of Series C Convertible Preferred Stock remain outstanding, the Company effectuates a stock split or reverse stock split of its Common Stock or issues a dividend on its Common Stock consisting of shares of Common Stock, the Conversion Price and any other amounts calculated as contemplated by this Certificate of Designations shall be equitably adjusted to reflect such action. By way of illustration, and not in limitation, of the foregoing (i) if the Company effectuates a 2:1 split of its Common Stock, thereafter, with respect to any conversion for which the Company issues the shares after the record date of such split, any market price from a date prior to such split which was used in any of the calculation of the Conversion Price shall be deemed to be one-half of what it had been calculated to be immediately prior to such split; (ii) if the Company effectuates a 1:10 reverse split of its Common Stock, thereafter, with respect to any conversion for which the Company issues the shares after the record date of such reverse split, any market price from a date prior to such split which was used in any of the calculation of the Conversion Price shall be deemed to be ten times what it had been calculated to be immediately prior to such split; and (iii) if the Company declares a stock dividend of one share of Common Stock for every 10 shares outstanding, thereafter, with respect to any conversion for which the Company issues the shares after the record date of such dividend, any market price from a date prior to such record date which was used in any of the calculation of the Conversion Price shall be deemed to be such amount multiplied by a fraction, of which the numerator is the number of shares (10 in the example) for which a dividend share will be issued and the denominator is such number of shares plus the dividend share(s) issuable or issued thereon (11 in the example).

         D. NOTICE OF ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Initial Conversion Price pursuant to this Article VIII, the Company, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each Holder of Series C Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any Holder of Series C Convertible Preferred Stock, furnish to such Holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the

Initial Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series C Convertible Preferred Stock.

                               IX.  VOTING RIGHTS

         A. GENERALLY. The holders of the Series C Convertible Preferred Stock have no voting power whatsoever, except as otherwise provided by the Corporation Law.

         B. CLASS VOTING. To the extent that under the Corporation Law the vote of the holders of the Series C Convertible Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of the Series C Convertible Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of the holders of at least a majority of the then outstanding shares of Preferred Stock (except as otherwise may be required under the Corporation Law, a "REQUIRED INTEREST") shall constitute the approval of such action by the class. To the extent that under the Corporation Law holders of the Series C Convertible Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series C Convertible Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible (subject to the limitations contained in Article IV Paragraph E) using the record date for the taking of such vote of shareholders as the date as of which the Conversion Price is calculated.

                               X.  MISCELLANEOUS

         A. RANK. The Series C Convertible Preferred Stock shall rank (i) prior to the Company's Common Stock; (ii) prior to any Junior Securities, including, but not necessarily limited to, the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock until the Effective Date; (iii) junior to any Senior Securities, including, but not necessarily limited to, the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock after the Effective Date; and (iv) pari passu with any Pari Passu Securities; provided, however, that no additional Senior or Pari Passu Securities shall be created without the written consent of a Required Interest.

         B. CANCELLATION OF SERIES C CONVERTIBLE PREFERRED STOCK. If any shares of Series C Convertible Preferred Stock are converted or redeemed pursuant to this Certificate of Designations, the shares so converted shall be canceled, shall return to the status of authorized, but unissued preferred stock of no designated series, and shall not be issuable by the Company as Series C Convertible Preferred Stock.

         C. LOST OR STOLEN CERTIFICATES. Upon receipt by the Company of (i) evidence of the loss, theft, destruction or mutilation of any Series C Convertible Preferred Stock certificate(s) and (ii) (y) in the case of loss, theft or destruction, of indemnity (without any bond or other security) reasonably satisfactory to the Company, or (z) in the case of mutilation, upon surrender and cancellation of the Series C Convertible Preferred Stock certificate(s), the Company shall execute and deliver new Series C Convertible Preferred Stock certificate(s) of like tenor and date. However, the Company shall not be obligated to reissue such lost or stolen Series C Convertible Preferred Stock certificate(s) if the Holder contemporaneously requests the Company to convert such Series C Convertible Preferred Stock.

         D. ALLOCATION OF CAP AMOUNT AND RESERVED AMOUNT. The initial Cap Amount and Reserved Amount shall be allocated pro rata among the holders of Series C Convertible Preferred Stock based on the number of shares of Series C Convertible Preferred Stock issued to each Holder. Each increase to the Cap Amount and the Reserved Amount shall be allocated pro rata among the holders of Series C Convertible Preferred Stock based on the number of shares of Series C Convertible Preferred Stock held by each Holder at the time of the increase in the Cap Amount or Reserved Amount. In the event a Holder shall sell or otherwise transfer any of such holder's shares of Series C Convertible Preferred Stock, each transferee shall be allocated a pro rata portion of such transferor's Cap Amount and Reserved Amount. Any portion of the Cap Amount or Reserved Amount which remains allocated to any person or entity which does not hold any Series C Convertible Preferred Stock shall be allocated to the remaining holders of shares of Series C Convertible Preferred Stock, pro rata based on the number of shares of Series C Convertible Preferred Stock then held by such holders.

         E. PAYMENT OF CASH; DEFAULTS. Whenever the Company is required to make any cash payment to a Holder under this Certificate of Designations (upon redemption or otherwise), such cash payment shall be made to the Holder on the date specified herein or, if not so specified, within five (5) business days after delivery by such Holder of a notice specifying that the Holder elects to receive such payment in cash and the method (e.g., by check, wire transfer) in which such payment should be made. If such payment is not delivered within the relevant time period, such Holder shall thereafter be entitled to interest on the unpaid amount at a per annum rate equal to the lower of 15% and the highest interest rate permitted by applicable law until such amount is paid in full to the Holder.

         F. STATUS AS STOCKHOLDER. Upon submission of a Notice of Conversion by a Holder of Series C Convertible Preferred Stock, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their listing or issuance would exceed such holder's allocated portion of the Reserved Amount or Cap Amount) shall be deemed converted into shares of Common Stock and the Holder shall thereupon have all rights of a shareholder of such shares of Common Stock, including, but not necessarily limited to, voting rights, and (ii) the holder's rights as a Holder of such converted shares of Series C Convertible Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the

Company to comply with the terms of this Certificate of Designations.

         G. AMENDMENTS. This Certificate of Designations may only be amended with the written consent of the holders of eighty-five (85%) percent of the outstanding Series C Convertible Preferred Stock and the vote or action of any other party or class entitled to vote or act thereon.



                               __________________

                    TITAN MOTORCYCLE CO. OF AMERICA EXHIBIT A

                              NOTICE OF CONVERSION

                    (To be Executed by the Registered Holder in order to Convert the Series C Convertible Preferred Stock)


          TO:       TITAN MOTORCYCLE CO. OF AMERICA          VIA TELECOPIER TO:
                    2222 West Peoria Avenue
                    Phoenix, AZ 85029
                    Attn: Frank Keery, President             (602) 331-0941

          CC:       Titan Motorcycle Co.  of America
                    Attn: Chief Financial Officer            (602) 331-0941

                    _________________________________        (   )    -
                    (Company's Transfer Agent)

                    Snell & Wilmer LLP
                    Attn: Richard B. Stagg, Esq.             (602) 382-6070
                    (Company's Counsel)


          FROM:    ____________________________________________________________
          ("Holder")


          DATE: ___________________________________________________________ (the
          "Conversion Date")

         RE: Conversion of ___________________ shares (the "Converted Shares") of the Series C Convertible Preferred Stock ("Series C Convertible Preferred Stock") of TITAN MOTORCYCLE CO. OF AMERICA (the "Company") into
__________________ shares (the "Conversion Shares") of Common Stock (defined below)

         CONVERSION DATE:


                  The captioned Holder hereby gives notice to the Company, pursuant to the Certificate of Designations of Series C Convertible Preferred Stock of TITAN MOTORCYCLE CO. OF AMERICA (as heretofore amended, the "Certificate of Designations"), that the Holder elects to convert the Converted Shares into fully paid and non-assessable shares of Common Stock, $.001 par value (the "Common Stock"), of the Company as of the Conversion Date specified above.

         Said conversion shall be based on the following Conversion Price (the lower of the two alternatives is checked):

                  $_______________, representing the Initial Conversion Price (as defined in the Certificate of Designations)

                  $_______________, representing the Variable Conversion Price (as defined in the Certificate of Designations).

                  If the Variable Conversion Price is marked, a schedule of the Closing Bid Prices of the Common Stock for the 22 trading days prior to the Conversion Date on the Principal Trading Market as reported by the Reporting Service (as those terms are defined in the Certificate of Designations), is attached for your reference in determining the Conversion Price.

         Based on this Conversion Price, the number of Conversion Shares indicated above should be issued in the following name(s):

                       Name and Record Address              Conversion Shares
                       _____________________________
                       _____________________________
                       _____________________________

                  As contemplated by the Certificate of Designations and the Securities Purchase Agreement, dated June 20, 2000, as amended (the "Securities Purchase Agreement"), to which the Company and the Holder are parties, this Notice of Conversion is being sent by facsimile to the telecopier number and officer indicated above, with a copy to the Company's counsel.

                  The Holder has previously surrendered or will surrender (or cause to be surrendered) the certificate(s) for the Converted Shares, duly endorsed, to the Company at the address indicated above by express courier within five (5) business days after delivery or facsimile transmission of this Notice of Conversion.

                  The certificates representing the Conversion Shares (together with certificate(s) representing the shares of Series C Convertible Preferred Stock not converted hereby) should be transmitted by the Company to the Holder via express courier or by electronic transfer within the time contemplated by the Certificate of Designations after receipt of this Notice of Conversion (by facsimile transmission or otherwise) and the certificate(s) representing the Converted Shares to:


                                         _____________________________

                                         _____________________________

                                         _____________________________


                  As contemplated by Article III of the Certificate of Designations, the Company should also pay all accrued but unpaid dividends on the Converted

         Shares to the Holder. If being paid in cash, such payment should be made by wire transfer as follows:

                                         _____________________________

                                         _____________________________

                                         _____________________________

                  If being paid in Common Stock as contemplated by said Article, such shares should be issued in the name of the Holder and delivered in the same manner as, and together with, the Conversion Shares.

                  With the conversion effected hereby, the Holder represents to the Company that the Holder is in compliance with the provisions of Paragraph E(2) of Article IV of the Certificate of Designations.


                                               _________________________________
                                               (Print name of Holder)

                                               By: _____________________________
                                               (Signature of Authorized Person)

                                               _________________________________
                                               (Printed Name and Title)